FIRST AMENDMENT TO KBR ELECTIVE DEFERRAL PLAN WHEREAS, KBR, Inc. (the “Company”) maintains the KBR Elective Deferral Plan (the “Plan”); and WHEREAS, the Compensation Committee of the board of directors of the Company desires to amend the Plan in certain respects; NOW THEREFORE, effective as of October 17, 2022, the Plan is hereby amended as follows: 1. The following new Section 5.11 shall be added to the end of Article V of the Plan: “5.11 Changes to Time and Form of Payment. Notwithstanding the preceding provisions of this Article V, a Participant may, on the form prescribed by the Committee, make changes in his or her elections as to the time and form of payment of his or her Plan benefits attributable to each separate deferral election made by such Participant pursuant to Article III (a “Prior Election”); provided, however, that (a) any such change shall not be effective until the date that is 12 months after such Participant delivers the form implementing such change to the Committee, (b) the payment (or installment payments) with respect to which the new election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or five years from the date the first installment was scheduled to be paid in the case of an election of installment payments), (c) any new election that relates to payment at a specified time (or pursuant to a fixed schedule) may not be made less than 12 months before the date the payment is scheduled to be paid (or 12 months before the date the first amount was scheduled to be paid in the case of an election of installment payments), (d) any such change relating to a specific future month and year must not result in a deferral later than the first day of the year in which such Participant attains age seventy, and (e) any such change shall remain subject to the provisions of Sections 5.4, 5.5 and 5.7. Election changes pursuant to this Section 5.11 may be made separately as to each Prior Election; provided, however, that no more than two such changes may be made with respect to the deferrals relating to the original Prior Election. An election change pursuant to this Section 5.11 shall be irrevocable upon the Participant’s delivery of the form implementing such change to the Committee in the manner prescribed by the Committee. The requirements for changes in a Participant’s elections as to time and form of payment of his or her Plan benefit shall not apply in the case of a distribution pursuant to Article IV (Emergency Withdrawals) or any other earlier payment of a Plan benefit otherwise permitted and not considered an election change or acceleration under Section 409A of the Code. The provisions of this Section 5.11 shall not apply to the Grandfathered Plan.”

2 2. Except as expressly amended hereby, the Plan is ratified and confirmed in all respects and shall remain in full force and effect. EXECUTED this ____ day of _______________, 2022, effective for all purposes as provided above. KBR, INC. By: Name: ___________________________ Title: ___________________________